EXHIBIT 99.1

Contact: Kelly Potes President Phone: 616.887.6837

ChoiceOne Bank Announces CEO Bosserd’s Retirement

Sparta, MI (March 28, 2016) – It is with deep appreciation that the Board of Directors of ChoiceOne announces the retirement of their Chief Executive Officer James Bosserd, effective June 1, 2016.

“It is certainly bittersweet for me to announce Jim’s retirement in June,” said Paul Johnson, ChoiceOne Chairman of Board. “Jim has led ChoiceOne to unprecedented growth and milestones as our Chief Executive Officer over the last 15 years. We will miss Jim’s daily presence and leadership; however, he will remain on our Board and continue to provide his wise counsel during his retirement.”

Bosserd will retire with over 45 years in the banking industry, 30 of those years in senior executive positions. Having served as ChoiceOne's President and Chief Executive Officer the last 15 years, Bosserd’s team grew the bank to nearly $600 million, all while leading the bank through a merger, the Great Recession, industry-wide regulatory challenges, and advanced technological expansion.

During his distinguished career, Bosserd has served his industry and communities selflessly. Bosserd is currently a director of the Sparta Downtown Development Authority, Wolverine World Wide YMCA, and Community Bankers of Michigan (CBM).

He is a former director of the Michigan Bankers Association and Sparta United Methodist Church audit committee member. He has also presided as Chairman of CBM, Chairman of Michigan Future Farmers of America (FFA) Foundation, President of the Sparta Rotary Club, Chairman of the Wolverine World Wide YMCA and many other service organizations.

In June 2015, Bosserd along with the Boards of Directors of ChoiceOne Financial Services, Inc. and ChoiceOne Bank announced the appointment of Kelly Potes as President and a member of the Board of Directors of both organizations. In June 2016, Potes will assume the role as President and Chief Executive Officer and director of both organizations.

“It is with mixed emotions that I wish Jim and his wife Jane a happy and healthy retirement,” said Johnson. “Jim has been a remarkable leader, and he and Jane have been exceptional friends to all of us at ChoiceOne. So as much as they deserve to retire…we will miss them immensely.”

About ChoiceOne Bank

ChoiceOne Bank is a full service financial institution with offices in Kent, Ottawa, Muskegon and Newaygo Counties. Member FDIC. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. is the holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. The company is publicly traded and is available on the OTCBB under the symbol “COFS.” For more information on the bank, please visit ChoiceOne’s website at www.choiceone.com.

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